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                       AGREEMENT AS TO EXPENSES AND LIABILITIES


         AGREEMENT dated as of __________, 1997, between Nevada Power Company, a Nevada corporation ("Nevada Power"), and NVP Capital I, a Delaware business trust (the "Trust").

         WHEREAS, the Trust intends to issue its Common Securities (the "Common Securities") to and receive Debentures from Nevada Power and to issue and sell ___% Cumulative Quarterly Income Preferred Securities (the "Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of __________, 1997 as the same may be amended from time to time (the "Trust Agreement");

         WHEREAS, Nevada Power will directly or indirectly own all of the Common Securities of Trust and will issue the Debentures;

         NOW, THEREFORE, in consideration of purchase by each holder of the Preferred Securities, which purchase Nevada Power hereby agrees shall benefit Nevada Power and which purchase Nevada Power acknowledges will be made in reliance upon the execution and delivery of this Agreement, Nevada Power and Trust hereby agree as follows:

                                      ARTICLE I

         Section 1.1    GUARANTEE BY NEVADA POWER.

         Subject to the terms and conditions hereof, Nevada Power hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

         Section 1.2    TERM OF AGREEMENT.

         This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which there are no Beneficiaries remaining; PROVIDED, HOWEVER, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities or any Beneficiary must restore payment of any sums paid under the Preferred Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by Nevada Power and

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_______________ as guarantee trustee or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

         Section 1.3    WAIVER OF NOTICE.

         Nevada Power hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and Nevada Power hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         Section 1.4    NO IMPAIRMENT.

         The obligations, covenants, agreements and duties of Nevada Power under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the extention of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the obligations;

         (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

         (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

         There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Nevada Power with respect to the happening of any of the foregoing.

         Section 1.5    ENFORCEMENT.

         A Beneficiary may enforce this Agreement directly against Nevada Power and Nevada Power waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against Nevada Power.

         Section 1.6    SUBROGATION.

         Nevada Power shall be subrogated to all (if any) rights of the Trust in respect of any amounts paid to the Beneficiaries by Nevada Power under this Agreement; PROVIDED, HOWEVER, that



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Nevada Power shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

                                      ARTICLE II

         Section 2.1    BINDING EFFECT.

         All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Nevada Power and shall inure to the benefit of the Beneficiaries.

         Section 2.2    AMENDMENT.

         So long as there remains any Beneficiary or any Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

         Section 2.3    NOTICES

         Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):

    NVP Capital I
    c/o

    Nevada Power Company
    6226 West Sahara Avenue
    Las Vegas, NV 89102
    Facsimile: (702) 367-5684
    Attn:  Treasurer

    Section 2.4 This agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.



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         THIS AGREEMENT is executed as of the day and year first above written.

                                  NEVADA POWER COMPANY


                                  By:
                                       ---------------------------------
                                       Name:
                                       Title:


                                  NVP CAPITAL I


                                  By:
                                       ---------------------------------
                                       Name:



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